Exhibit 99.1
CONTACT: Todd, Luke - Xura, Inc.
(781) 213-2131
Luke.Todd@Xura.com
Xura Announces Preliminary
Fiscal 2015 Third Quarter Results
Conference Call to be Held Today at 8:00 AM

WAKEFIELD, MA, December 15, 2015 - Xura, Inc. (“Xura”; NASDAQ: MESG) today announced its preliminary estimated results for the third fiscal quarter ended October 31, 2015.
Preliminary Consolidated Highlights: Below is selected preliminary consolidated financial information for the three and nine months ended October 31, 2015 and 2014, prepared in accordance with generally accepted accounting principles (“GAAP”), except as noted.

	Three Months Ended October 31,		Nine Months Ended October 31,
(In millions, unaudited) (1)	2015	2014	2015	2014
Total revenue	$82	$65	$189	$205
Total costs and expenses	100	84	247	262
Loss from operations	(18)	(19)	(58)	(58)
Expense adjustments	29	10	46	22
Depreciation	4	4	10	10
Adjusted EBITDA (2)	$14	$(5)	$(2)	$(26)

Operating margin	(22)%	(30)%	(31)%	(28)%

Adjusted EBITDA (2) margin	17%	(8)%	(1)%	(13)%

(1) Percentages and amounts may not calculate due to rounding differences.
(2) "Adjusted EBITDA" has not been prepared in accordance with GAAP.
"We continue to execute our strategic plan, and are pleased with our progress as Xura is on track to achieve its objectives. The company is starting to realize the anticipated benefits of the three strategic transactions closed this year as reflected in our quarterly preliminary results. Due to the recent strategic transactions and the complexity of the related accounting items, we continue to work on filing our Form 10-Q and intend to file it next week.” said Philippe Tartavull, President and Chief Executive Officer, Xura, Inc.
Selected Balance Sheet Highlights: Below is selected balance sheet data:

	As of
(In millions)	October 31, 2015	July 31, 2015

Cash and cash equivalents	$138	$346
Restricted cash (including long-term restricted cash) and bank time deposits	58	61
Total	$196	$407
On August 6, 2015, the company paid approximately $171 million in cash as part of the consideration for the acquisition of Acision.
Conference Call Details
Xura will be conducting a conference call today, December 15, 2015 at 8:00 a.m. ET. To listen to the conference call live, please dial (678) 825-8369. Please dial-in at least ten minutes before the scheduled start time. A live webcast and presentation can be accessed at www.Xura.com by following links to the events and presentations page under the Investors section. Following the call, a replay of the webcast will be archived in the same location.

Delay in Form 10-Q Filing
As previously disclosed, Xura was not be able to file its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2015 (the “Form 10-Q”) within the prescribed time period. Xura continues to execute on its plan to complete the Form 10-Q as soon as practicable. The reasons for the delay are disclosed in the Form 12b-25 filed by Xura with the Securities and Exchange Commission on December 11, 2015. In addition, Xura is evaluating the implications on its controls.
Presentation of Non-GAAP Financial Measures
We provide Adjusted EBITDA, a non-GAAP financial measure, as additional information for our operating results.
Adjusted EBITDA is computed by management as a loss from operations less depreciation and expense adjustments consisting of the following: (i) stock-based compensation expense; (ii) amortization of intangible assets; (iii) compliance-related professional fees; (iv) compliance-related compensation and other expenses; (v) acquisition and integration costs (vi) strategic-related costs (vii) write-off of property and equipment; (viii) certain litigation settlements and related costs; (ix) restructuring expenses; and (x) certain other gains, losses and expenses. Strategic related costs include business strategy evaluation and mergers and acquisition efforts.
This measure is not in accordance with, or an alternative for, GAAP financial measures and may be different from, or not comparable to similarly titled or other non-GAAP financial measures used by other companies. We believe that the presentation of this non-GAAP financial measure provides useful information to investors regarding certain additional financial and business trends relating to our results of operations as viewed by management in monitoring our businesses, reviewing financial results and for planning purposes.
About Xura, Inc.
Xura offers a portfolio of digital services solutions that enable global communications across a variety of mobile devices and platforms. We help communication service providers (“CSPs”) and enterprises navigate and monetize the digital ecosystem to create innovative, new experiences through our cloud-based offerings. Our solutions touch more than three billion end points, through 350+ service providers and enterprises in 140+ countries. You can find us at www.Xura.com.
Forward-Looking Statements
This press release includes “forward-looking statements.” Forward-looking statements include financial projections, statements of plans and objectives for future operations, statements of future economic performance, and statements of assumptions relating thereto. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology. The financial results provided in this press release are preliminary and estimated, subject to ongoing review in connection with the preparation of the company’s Quarterly Report on Form 10-Q for the periods ended October 31, 2015, and therefore subject to changes, which may be material. By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ materially from those anticipated, expressed or implied by the forward-looking statements in this press release. Such risks or uncertainties may give rise to claims or regulatory issues, increase exposure to contingent liabilities and cause pressure on the company's stock price. These risks and uncertainties relate to (among other factors) the timing of the filing of the Form 10-Q and the contents thereof, including the results of operations for the periods ended October 31, 2015; revenues, product bookings, operating expenses and cash flows, variability of our tax provision, as well as acquisition-related, financial accounting and other risks described in the sections entitled “Forward-Looking Statements” and Item 1A, “Risk Factors” and elsewhere in the company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q for the quarters ended April 30, 2015 and July 31, 2015, or in other subsequently filed periodic, current or other reports. We undertake no commitment to update or revise any forward-looking statements except as required by law.

The risks and uncertainties noted above, as well as others, are discussed in greater detail in our filings with the SEC. The documents and reports we file with the SEC are available through us, or our website, www.Xura.com, or through the SEC's Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov.